EXHIBIT 10.1
*** PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. SUCH OMISSIONS ARE INDICATED BY “***”WHERE MATERIAL HAS BEEN SO OMITTED. A COPY OF THIS EXHIBIT THAT CONTAINS THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
License and Supply Agreement
among
EpiCept Corporation,
EpiCept GmbH
and
MEDA AB
January 8, 2010

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

LICENSE AND SUPPLY AGREEMENT
This License and Supply Agreement (the “Agreement”) is entered into as of January 8, 2010 (the “Effective Date”) by and among MEDA AB, a company organized under the laws of Sweden (“MEDA”), having its principal offices at Box 906, SE-170 09, Solna, Sweden, EpiCept Corporation, a corporation organized under the laws of the State of Delaware, USA and having its principal offices at 777 Old Saw Mill Road, Tarrytown, New York 10591, USA and its wholly-owned subsidiary, EpiCept GmbH, a corporation organized under the laws of Germany (collectively, “EpiCept”).
Recitals
Whereas, EpiCept owns certain proprietary technology and information related to a proprietary compound named Ceplene® (histamine dihydrochloride);
Whereas, MEDA desires to obtain an exclusive license from EpiCept to commercialize products containing Ceplene in the Territory; and
Whereas, EpiCept desires to grant MEDA such licenses, on the terms and subject to the conditions of this Agreement.
Agreement
Now, Therefore, in consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1. Definitions. Capitalized terms used in this Agreement, whether used in the singular or plural, shall have the meanings set forth below, unless otherwise specifically indicated herein.
1.1 “Affiliate” shall mean any company or entity controlled by, controlling, or under common control with a party hereto. For the purpose of this definition, a business entity shall be deemed to “control” another business entity, if it owns directly or indirectly, more than 50% of the outstanding voting securities, capital stock, or other comparable equity or ownership interest of such business entity, or exercises equivalent influence over such entity.
1.2 “AML Remission Treatment” shall mean the treatment of adult patients with acute myeloid leukaemia in first remission concomitantly treated with interleukin-2 (IL-2).
1.3 “Ceplene” shall mean any chemical composition comprising or containing histamine dihydrochloride (2-(3H-imidazol-4-yl)ethylnamine dihydrochloride).
1.4 “Ceplene Trademarks” shall mean the Ceplene® trademarks that are identified on Exhibit D.

1.5 “cGMP” shall mean current good manufacturing practices applicable to the manufacture, labeling, packaging, handling, storage, supply and transport into the Territory of Products, including any applicable regulations, policies and guidelines promulgated pursuant to “The Rules Governing Medicinal Products in the European Community”, volume IV, “Guide to good manufacturing practice for medicinal products.”
1.6 “Commercially Reasonable Efforts” shall mean efforts that are consistent with the usual practice followed by major specialty pharmaceutical companies of a size similar to MEDA’s in pursuing the development and commercialization of pharmaceutical products in the Territory with similar market potential and at a similar stage in development.
1.7 “Competing Product” shall mean any pharmaceutical product containing Ceplene or a Derivative which is used or can be used as a substantially equivalent substitute to the Product in its approved indications in the Territory.
1.8 “Confidential Information” shall have the meaning provided in Article 8.
1.9 “Control” shall mean, with respect to any Information, Patents or other intellectual property rights, possession by a party of the right, power and authority (whether by ownership, license or otherwise, other than pursuant to this Agreement) to grant access to, to grant use of, or to grant a license or a sublicense to such Information, Patents or intellectual property rights without violating the terms of any agreement or other arrangement with any Third Party.
1.10 “Derivative” shall mean, with respect to Ceplene, any metabolite, prodrug, hydrate, solvate, conjugate, salt, crystal form, ester, enantiomer, isomer or polymorph of Ceplene.
1.11 “EMEA” shall mean the European Medicines Agency or any successor entity thereof performing similar functions.
1.12 “EpiCept Know-How” shall mean all Information and Improvements owned or Controlled by EpiCept as of the Effective Date or during the Term that is necessary or useful for the registration, development, promotion, marketing, sale or distribution of Products in the Field in the Territory, excluding EpiCept Patents.
1.13 “EpiCept Patents” shall mean Patents owned or Controlled by EpiCept or any of its Affiliates as of the Effective Date or during the Term that, in the absence of a license thereunder, would be infringed by the development, use, sale, offer for sale or import of Products in the Field in the Territory. The EpiCept Patents as of the Effective Date are set forth on Exhibit A.

1.14 “EpiCept Product Registration Data” means (i) all regulatory files relating thereto, including any licenses (to the extent transferable), and minutes of meetings and telephone conferences with any Regulatory Authorities, validation data, preclinical and clinical studies and tests related to the Product including original data, case report forms, study files relating to the aforementioned studies and tests, and all audit reports of clinical studies, plus all applications (and amendments thereto) for Regulatory Approvals, annual reports and safety reports associated therewith, drug master files, which are in EpiCept’s or its Affiliates’ possession or Control, and all correspondence with Regulatory Authorities regarding the marketing status of the Product; and (ii) all records maintained under cGMPs or other record keeping or reporting requirements of Regulatory Authorities in the Territory, including all correspondence and communications with Regulatory Authorities in connection with the Product (including any advertising and promotion documents), adverse event files, complaint files, manufacturing records.
1.15 “EpiCept Technology” shall mean the EpiCept Patents and EpiCept Know-How.
1.16 “European Union” shall means Austria, Belgium, Bulgaria, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, The Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, United Kingdom, and any such other country or territory that may officially become part of the European Union after the Effective Date.
1.17 “Field” shall mean all uses for any human indication, disease, disorder or condition.
1.18 “First Commercial Sale” shall mean, with respect to a Product, the first sale (as evidenced by an invoice or receivable) by MEDA or its Affiliates to a Third Party for end use or consumption of such Product in a country in the Territory after the governing Regulatory Authority of such country has granted all Regulatory Approvals necessary to market and sell Products in such country. Sale of Product by MEDA to its Affiliate shall not constitute a First Commercial Sale unless such Affiliate is the end user of the Product.
1.19 “Fiscal Net Sales” shall mean Net Sales achieved during any particular Fiscal Year.
1.20 “Fiscal Year” shall mean January 1 through December 31, representing MEDA’s fiscal year.
1.21 “GCP” means all applicable good clinical practice standards for the design, conduct, monitoring, auditing, recording, analyses and reporting of clinical trials, including, as applicable, (a) as set forth in European Commission Directive 2001/20/EC relating to the implementation of good clinical practice in the conduct of clinical trials on medicinal products for human use, and brought into law by European Commission Directive 2005/28/EC laying down the principles and detailed guidelines for good clinical practice for investigational medicinal products, (b) the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (“ICH”) Harmonised Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other guidelines for good clinical practice for trials on medicinal products in the EU, (d) U.S. C.F.R Title 21, Parts 50, 56 and 312, as may be amended from time to time, and (v) the equivalent applicable laws in any relevant country.

1.22 “Improvements” shall mean any and all developments, inventions or discoveries relating to the EpiCept Technology developed or acquired by, or under the Control of, a party at any time during the Term and shall include such developments intended to enhance the safety, efficacy or uses (including additional indications) of the Product.
1.23 “Information” shall mean tangible and intangible techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, skill, experience, test data and results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results, descriptions and compositions of matter.
1.24 “License” shall have the meaning provided in Section 2.1.
1.25 “Named Patient Program” shall mean a program that facilitates patient access to medications that are not licensed for marketing or are commercially unavailable in the country where a patient is receiving treatment if no suitable alternative is available or exists in such country. Physicians request the medication on behalf of a specific “named” patient.
1.26 “Net Sales” shall mean the gross amounts invoiced by MEDA and its Affiliates for sales of Product to Third Parties that are not Affiliates of MEDA or its Affiliates, less the following items, as allocable to such Products (if not previously deducted from the amount invoiced): (a) ordinary and customary trade discounts actually allowed; (b) credits, rebates and returns (including wholesaler and retailer returns and rebates and retroactive price reductions granted to managed health care organizations and governmental authorities) actually allowed or granted; (c) freight, postage, insurance and duties paid for and separately identified on the invoice or other documentation maintained in the ordinary course of business, and (d) excise taxes, other consumption taxes, customs duties and compulsory payments to governmental authorities actually paid and separately identified on the invoice or other documentation maintained in the ordinary course of business. If Product is sold or transferred between or among MEDA and any of its Affiliates for such entity’s own use, then the amount used to calculate Net Sales with respect to such sale or transfer shall be deemed to be the amount that would be invoiced to Third Parties (other than Affiliates of MEDA or its Affiliates) in an arm’s-length transaction. For the avoidance of doubt, if MEDA receives compensation for the Product that is made available to patients in the Territory through a Named Patient Program, expanded-access program, compassionate-use program, or any other similar program, then such compensation is also considered as Net Sales for the purpose of this Agreement.
1.27 “Patents” shall mean patents and patent applications, including provisional applications, continuations, continuations-in-part, continued prosecution applications, divisions, substitutions, reissues, additions, renewals, reexaminations, extensions, term restorations, confirmations, registrations, revalidations, revisions, priority rights, requests for continued examination and supplementary protection certificates granted in relation thereto, as well as utility models, innovation patents, petty patents, patents of addition, inventor’s certificates, and equivalents in any country or jurisdiction.
1.28 “Post Approval Commitments” shall mean the clinical studies agreed by EpiCept as part of the marketing authorization under exceptional circumstances as granted by the European Commission for Ceplene, which are detailed in Exhibit B.

1.29 “Pricing and Reimbursement Approvals” means any pricing and reimbursement approvals which are required to be obtained before placing the Product on the market in a particular jurisdiction in the Territory.
1.30 “Product” shall mean a pharmaceutical product that is or contains (i) Ceplene and/or (ii) if relating to AML Remission Treatment only, Ceplene or a Derivative, and, in both cases, line and label extensions thereof, including all formulations, routes of administration and other Improvements made or acquired by EpiCept, in all cases, whether administered alone or in combination with other pharmaceutical products or active pharmaceutical ingredients.
1.31 “Regulatory Approval” shall mean any and all approvals (including Pricing and Reimbursement Approvals), licenses, registrations, or authorizations of any country, federal, supranational, state or local regulatory agency, department, bureau or other government entity in the Territory that are necessary for the development, use, importation, promotion, marketing, sale and distribution of Products in any part of the Territory.
1.32 “Regulatory Authority” shall mean any country, federal, supranational, state or local regulatory agency, department, bureau, court or other governmental or regulatory authority having the authority to regulate the development or marketing of pharmaceutical products in the Territory or any part thereof (e.g., the Swedish Ministry of Health and Social Affairs or the EMEA).
1.33 “Supply Agreement” shall have the meaning provided in Section 3.5.
1.34 “Term” shall have the meaning provided in Section 9.1.
1.35 “Territory” shall mean the counties listed in Exhibit C.
1.36 “Third Party” shall mean any entity other than MEDA or EpiCept or an Affiliate of MEDA or EpiCept.
1.37 “Valid Claim” shall mean a claim: (i) in any issued, unexpired Patent which has not been donated to the public, permanently revoked or held unenforceable or invalid by a governmental agency or court of competent jurisdiction by a decision from which there is no appeal or (if there is a right to appeal) from which the period for appeal has expired without such appeal, and that has not been disclaimed or admitted to be invalid, or unenforceable through reexamination, reissue, disclaimer or otherwise, or (ii) in any United States or foreign patent application among the Patents, which shall not have been finally cancelled, withdrawn or abandoned by any administrative agency or other body of competent jurisdiction. For purposes of this Section 1.30, a pending patent application shall be deemed to have been abandoned as of the date four (4) years subsequent to the earliest filing date asserted for such application (“Constructive Abandonment Date”), and the claims of such application shall no longer constitute Valid Claims as of such Constructive Abandonment Date.

2. License Grants.
2.1 License. Subject to the terms and conditions of this Agreement, EpiCept hereby grants to MEDA, during the Term, an exclusive, royalty bearing license under the EpiCept Technology solely to develop, use, sell, have sold, offer for sale, import, register, promote, market, and distribute Products in the Field in the Territory (the “License”). The License shall include the right to grant and authorize sublicenses to Affiliates of MEDA and distributors appointed by MEDA to the extent necessary to market and distribute Products in the Field in the Territory.
2.2 Trademarks.
(a) Ceplene Trademarks. All packaging, labeling, advertising and promotional material used by MEDA and its Affiliates in connection with any Product, shall feature the Ceplene Trademarks and, to the extent permitted by law, EpiCept’s corporate tradename and logo. EpiCept shall maintain all Ceplene Trademarks in good standing. Subject to the terms and conditions of this Agreement, EpiCept hereby grants to MEDA an exclusive, royalty-free license, with the right to sublicense only to its Affiliates and distributors, to use the Ceplene Trademarks solely in connection with the use, sale, importation, distribution and marketing of the Product in the Field in the Territory, including the use of the Ceplene Trademarks on Product packaging, labeling, advertising and promotional material. EpiCept or an Affiliate of EpiCept shall retain the ownership of the entire right, title and interest in and to the Ceplene Trademarks, and all goodwill associated with or attached to the Ceplene Trademarks arising out of the use thereof by MEDA and its Affiliates shall inure to the benefit of EpiCept. MEDA agrees that it will not contest, oppose or challenge EpiCept’s ownership of the Ceplene Trademarks. MEDA agrees that it will not at any time do or suffer to be done any act or thing that will in any way impair EpiCept’s ownership of or rights in and to the Ceplene Trademarks or any registration thereof or that may depreciate the value of the Ceplene Trademarks or the reputation of EpiCept. MEDA agrees that in using Ceplene Trademarks upon any Product packaging, labeling, advertising or promotional materials, it will not represent in any way that it has any right or title to the ownership of the Ceplene Trademarks or the registration thereof. MEDA shall obtain the prior written approval of EpiCept (which shall not be unreasonably withheld or delayed) of the form and manner in which the Ceplene Trademarks will be used upon, in connection with, or in relation to, the Products, or any packaging, labels, containers, advertisements and other materials related thereto. Wherever any Ceplene Trademark is used, e.g., on any package, label or advertisement, the first or most prominent use shall, to the extent permitted by law, always be accompanied by a legend acceptable to EpiCept indicating that the Product utilizes the proprietary technology of EpiCept and that the Ceplene Trademarks are licensed to MEDA by EpiCept. MEDA shall, at EpiCept’s request and expense, assist EpiCept in any action reasonably necessary or desirable to protect the Ceplene Trademarks used or proposed to be used hereunder. MEDA shall as soon as practicable notify EpiCept of any apparent infringement by a Third Party of any of the Ceplene Trademarks. Notwithstanding the foregoing, during the Term EpiCept shall have the right to use the Ceplene Trademarks in the Territory for corporate purposes, but will not engage in promotional or marketing activities of the Product in the Territory without the prior written consent of MEDA. EpiCept will also retain all rights to use the Ceplene Trademarks outside the Territory.

(b) Quality Control. MEDA agrees to cooperate with EpiCept to enable EpiCept to control the nature and quality of the use of the Ceplene Trademarks such that EpiCept may verify that the use of the Ceplene Trademarks is consistent with the agreed quality standards and Product specifications.
2.3 Delivery of EpiCept Know-How. Within 60 days following the Effective Date (and promptly after the development or acquisition of any EpiCept Know-How thereafter), EpiCept shall provide to MEDA all tangible embodiments of the EpiCept Know-How in EpiCept’s possession (or copies thereof) as reasonably necessary for the practice of the License.
2.4 Improvements.
(a) Meda Improvements. The parties acknowledge and agree that all right, title, and interest in and to any Improvements developed, acquired or Controlled by or on behalf of MEDA, its Affiliates or sublicensees during the Term (the “Meda Improvements”) shall, as between the parties hereto, be owned by and remain the sole property of MEDA; provided, that (a) MEDA shall promptly disclose any Meda Improvements to the extent specifically relating to the Product to EpiCept and (b) MEDA shall grant EpiCept a royalty-free, non-exclusive license to practice such Meda Improvements to develop and commercialize Products outside the Territory. EpiCept may grant sublicenses under the foregoing license to only such Third Party licensees that grant EpiCept licenses to practice Improvements developed or acquired by such Third Party with the right to grant MEDA a royalty-free sublicense to practice such Improvements to develop and commercialize the Products in the Territory. MEDA may, in its sole discretion, file and prosecute in its own name and at its own expense, Patents claiming any Meda Improvements.
(b) EpiCept Improvements. The parties acknowledge and agree that all right, title, and interest in and to any Improvements developed, acquired or Controlled by or on behalf of EpiCept or its Affiliates during the Term (the “EpiCept Improvements”) shall, as between the parties hereto, be owned by and remain the sole property of EpiCept; provided, that (a) EpiCept shall promptly disclose any EpiCept Improvements to the extent specifically relating to the Product to MEDA and (b) EpiCept shall grant MEDA an exclusive license (with right to sublicense its Affiliates and distributors) to practice such EpiCept Improvements to develop and commercialize Products in the Territory, at no additional royalty cost than as otherwise provided under this Agreement. MEDA may grant sublicenses under the foregoing license to only such Third Party licensees (if permitted by this Agreement) that grant MEDA licenses to practice Improvements developed or acquired by such Third Party with the right to grant EpiCept a royalty-free sublicense to practice such Improvements to develop and commercialize the Products outside the Territory. EpiCept may, in its sole discretion, file and prosecute in its own name and at its own expense, Patents claiming any EpiCept Improvements.

(c) Joint Improvements. The parties acknowledge and agree that all right, title, and interest in and to any Improvements developed, acquired or Controlled jointly by or on behalf of the parties or their respective Affiliates or permitted sublicensees (in the case of MEDA) during the Term (the “Joint Improvements”) shall, as between the parties hereto, be owned by and remain the sole property jointly of EpiCept and MEDA. EpiCept shall have the exclusive right to practice such Joint Improvements to develop and commercialize Products outside the Territory, and MEDA shall have the exclusive right to practice such Joint Improvements to develop and commercialize Products within the Territory. Each party shall have the right to exploit the Joint Improvements in any manner that is not inconsistent with the rights granted the other party under this Agreement, in each case, without the consent of, or an accounting to, the other party; provided, that neither party shall assign its rights in any Joint Improvements without the other party’s prior written consent, such consent not to be unreasonably withheld or delayed.The parties agree to keep each other informed of such Joint Improvements and agree on a course for obtaining patent protection, if warranted. The JCC will compile a quarterly report summarizing all such Joint Improvements.
2.5 Retained Rights; Negative Covenant. EpiCept hereby expressly reserves the right to practice, and to grant licenses under, the EpiCept Technology for any and all purposes other than the specific purposes for which MEDA has been granted the License. Without limiting the generality of the foregoing, EpiCept exclusively reserves to itself the right under the EpiCept Technology to make or have made Ceplene and/or Products throughout the world, and MEDA shall have no right under any EpiCept Technology to make or have made Ceplene or any Product. MEDA hereby agrees that it will not, and it will not permit or cause any Affiliate or other Third Party to, practice any EpiCept Technology for any purpose other than as expressly authorized in this Agreement.
2.6 No Implied Licenses. No right or license under any Patents or Information of either party is granted or shall be granted by implication. All such rights or licenses are or shall be granted only as expressly provided in this Agreement. EpiCept hereby expressly reserves the right to practice, and to grant licenses under, the EpiCept Technology for any and all purposes other than the specific purposes for which the MEDA has been granted the License.

3. Development, Commercialization and Supply.
3.1 Regulatory Matters.
(a) Regulatory Approvals in the Territory. EpiCept, at its sole expense, shall use commercially reasonable efforts to obtain any and all applicable Regulatory Approvals, other than the Pricing and Reimbursement Approvals, for the Product in the Field in all countries in the European Union, Norway and Iceland. MEDA, at its sole expense, shall use commercially reasonable efforts to obtain any and all applicable Regulatory Approvals for the Product for AML Remission Treatment in all other countries in the Territory. Regulatory Approvals in the European Union shall be owned by EpiCept (or one of its Affiliates), except to the extent required by law to be held by the distributor or if EpiCept (or one of its Affiliates) is otherwise not eligible to hold such Regulatory Approval in its name. Such Regulatory Approvals in the European Union that are not held in the name of EpiCept (or one of its Affiliates) and all Regulatory Approvals in other countries in the Territory shall be owned by and held in the name of MEDA (or one of its Affiliates or distributors). The holder of the Regulatory Approval in any country is referred to as the “MAH.” The applicable MAH in each country shall be responsible for compliance with all obligations in respect of such Regulatory Approvals, including the filing of all annual and other reports or filings required by applicable Regulatory Authorities with respect to Products and shall maintain any and all such Regulatory Approvals in such country during the Term, including obtaining any supplemental applications, variations or renewals thereof necessary to sell the Products for all indications for which a Product is developed. MEDA shall be responsible for obtaining all Pricing and Reimbursement Approvals for Products in the Territory during the Term. Each party shall cooperate with the other party in good faith in connection with obtaining and maintaining all Regulatory Approvals as described in this Section 3.1(a), including, in the case of EpiCept, providing all EpiCept Product Registration Data and other information reasonably requested by MEDA to prepare applications for Regulatory Approvals and assisting MEDA in responding to any inquiries from Regulatory Authorities. As soon as reasonably practicable following the filing of any annual report or filing, application, supplemental application, variation, renewal or other materials with a Regulatory Authority (a “Submission”), each party shall transfer to the other party copies of, and allow the other party to cross-refer to, such Submission relating to Products and provide reasonable access to all associated supporting documents and Information for use in those countries in the Territory where such other party is the MAH, including providing appropriate notification of such other party’s access and reference rights to the Regulatory Authorities, including an informed consent letter under Article 10c of Directive 2001/83/EC as amended. If it is not possible for a party to cross-reference a Submission made by the other party, the other party will provide the party with access to all documents and Information associated with its Submission and, to the extent such documents and Information have not already been transferred, shall transfer copies of such documents and Information, if requested to do so by such party.

(b) Post-Approval Commitments and Other Activities. EpiCept shall conduct, at its expense, the Post-Approval Commitments in accordance with GCP and other applicable laws and other requirements of applicable Regulatory Authorities. MEDA will assist EpiCept in fulfilling the Post Approval Commitments, including the selection of centers for clinical trials. Should any Regulatory Authority in the Territory require the conduct of any development activities, other than the Post-Approval Commitments, with respect to Products as a condition to granting or maintaining Regulatory Approval of any Product in the Field in the Territory, the parties shall coordinate the implementation of such development activities, and such activities shall be conducted solely with EpiCept’s prior written approval of the applicable study design(s) and protocol(s) for such activities. EpiCept shall be responsible for conducting any such other required activities, at EpiCept’s sole expense. MEDA shall cooperate with and assist EpiCept in good faith in connection with the foregoing. MEDA shall have the right to conduct in the Territory, at its expense, such Phase IV and other clinical studies as it determines are desired to commercialize the Products, including marketing studies and clinical studies to expand the label.
(c) Label Extension Studies. EpiCept shall use commercially reasonable efforts to conduct the clinical studies described in Exhibit E, which are intended to expand the uses of the Product. Such studies shall be conducted in accordance GCP and other applicable laws and the protocols approved by the JCC. EpiCept shall periodically provide updates to MEDA regarding clinical and non-clinical data, and other results and analyses with respect to such studies, including all reports from clinical investigators and such other information as MEDA may reasonable request. If the JCC determines that the results of any such study would support a variation or other amendment to expand the indications of use of the approved labeling for the Product and that such expansion is otherwise desired, EpiCept shall prepare such variation, amendment or other submission to seek all applicable Regulatory Approvals to so expand the labeling. The MAH shall then use its commercially reasonable efforts to seek to obtain such Regulatory Approvals.
(d) Other Development and Regulatory Activities. EpiCept shall promptly provide MEDA with all information regarding the development and registration of the Product in each country in the Territory for which EpiCept is responsible for obtaining and maintaining Regulatory Approvals that is material to MEDA’s commercialization and marketing activities in such countries. To the extent legally permitted, EpiCept shall promptly provide MEDA with all copies of all communications with Regulatory Authorities in advance of submission of any responses to such Regulatory Authorities and, to the extent reasonably practicable, shall consider in good faith and incorporate MEDA’s comments therein.
(e) Named Patient Program. EpiCept will terminate on a country by country basis when and as requested by MEDA the IDIS Named Patient Program conducted under agreements and other arrangements between EpiCept and IDIS Ltd. (the “IDIS Arrangement”).
3.2 Development and Commercialization Oversight.
(a) Joint Commercialization Committee. The parties shall within 30 days after the Effective Date establish a Joint Commercialization Committee (“JCC”), which will be responsible for discussing all developments of major clinical and commercial relevance, including clinical activities in connection with development and approval of Products and other related issues. The JCC shall be responsible for reviewing the Marketing Plan pursuant to Section 3.3a, reviewing pricing and reimbursement (subject to all applicable laws) and reviewing sales forecasts prepared in accordance with the Supply Agreement pursuant to Section 3.4. The JCC will be composed of three voting members appointed by each of MEDA and EpiCept. MEDA shall select one of its voting members to act as the chairperson of the JCC. EpiCept shall select one of its voting members to act as the secretary of the JCC.

The JCC will meet at minimum three times per year or with such greater frequency as the JCC agrees. Meetings may be conducted by telephone conference. The parties will agree upon the time and place of meetings. Within 15 days after each meeting, the JCC secretary will provide the parties with the written minutes of such meeting describing, in reasonable detail, the status of the clinical activities and the commercialization program, a summary of the results and progress to date, the issues requiring resolution and the agreed resolution of previously reported issues.
(b) Decisions of the JCC. A quorum of the JCC shall be deemed to be present at any meeting if at least two voting members of each party are present at such meeting in person or via telephone. All decisions shall be unanimous with each party having one vote. If the JCC is unable to decide or resolve an issue, MEDA shall have final decision-making authority with respect to all matters specifically relating to the development and commercialization of Products in the Territory (including all regulatory matters); provided, that MEDA may not, without EpiCept’s consent (such consent not to be unreasonably withheld), so determine any matter in a manner that is reasonably likely to (i) materially increase the scope of EpiCept’s obligations hereunder (including any costs to be paid by EpiCept) or (ii) expand the scope of the License.
3.3 Collection and Exchange of Pharmacovigilance Data. The parties agree that, commencing immediately, they will collect and exchange pharmacovigilance data regarding the Product sufficient to permit each party to comply with its regulatory and other legal obligations. Within 90 days following the Effective Date, the parties shall enter into a pharmacovigilance agreement governing the allocation of responsibilities between the parties for obtaining, sharing and reporting all safety-related data in connection with the commercialization of Products worldwide.
3.4 MEDA Commercialization Activities.
(a) Sales and Marketing Plan. MEDA and, as applicable, its Affiliates shall commercialize Product in the Field in the Territory in accordance with a marketing and sales plan for Product, as reviewed by the JCC (the “Marketing Plan”). MEDA shall submit an initial draft of the Marketing Plan to the JCC within 45 days after the Effective Date. MEDA may amend the Marketing Plan from time to time; provided, that MEDA first notify the JCC of any such amendment and consider in good faith the comments of the JCC. Following the Regulatory Approval of the Product in each country in the Territory, MEDA and, as applicable, its Affiliates shall use Commercially Reasonable Efforts to commercialize, promote, sell and distribute Product in the Field in the Territory in accordance with the Marketing Plan. EpiCept, in the course of the meetings of the JCC, shall have the right to obtain periodic updates as to the status and results of MEDA’s marketing efforts in each country of the Territory. MEDA agrees to use its Commercially Reasonable Efforts to market the Products in the Territory in accordance with the Marketing Plan.

(b) Product Pricing. MEDA shall use Commercially Reasonable Efforts to obtain Pricing and Reimbursement Approvals as soon as possible after Regulatory Approval of a Product in each country in the Territory.
3.5 Agreement regarding Manufacturing and Supply. EpiCept shall be the exclusive supplier of all requirements for Product to MEDA and its Affiliates in the Territory for commercial purposes, in accordance with the binding terms set forth in Exhibit F attached hereto. The parties will negotiate in good faith a long-form manufacturing and supply agreement containing, at a minimum, the terms set forth in Exhibit F no later than 45 days from the Effective Date (the “Supply Agreement”).
4. Fees and Payments.
4.1 Upfront Fee. To partially offset EpiCept’s cost of acquiring Ceplene and to reimburse EpiCept for expenses incurred in obtaining EMEA marketing approval, MEDA shall pay to EpiCept a non-refundable, non-creditable upfront fee of US$3,000,000 within five business days after the Effective Date.
4.2 Royalties.
(a) Royalty Rates. During the Term, MEDA shall pay to EpiCept royalties on Fiscal Net Sales of Products in the Territory at the following rates:

Territory Fiscal Net Sales of Product	Royalty Rate per sales interval

***	*	**

***	*	**

***	*	**

***	*	**
Royalties payable under this Section 4.2 shall be paid to EpiCept ***.
(b) Exception. With respect to any country in the Territory, all royalty rates set forth in Section 4.2(a) shall be reduced to *** of Net Sales (for such country only) upon the first commercial sale of a Competing Product in such country. Net Sales of Products for which the reduced royalty is payable shall not be included in calculating the aggregate Territory Fiscal Net Sales of Product and in determining the applicable royalty percentage for other Fiscal Net Sales for purposes of Section 4.2(a), but *** of such Net Sales of Products shall be taken into account for purposes of determining whether the initial sales milestones as provided in Section 4.3 are satisfied.

(c) Reconsideration of Royalty Rates. If MEDA’s aggregate gross profit margin from Fiscal Net Sales of Products in the Territory, taken as a whole, for any Fiscal Year falls below *** (without taking into account the expenses related to the payment by MEDA to EpiCept of any milestone payments pursuant to Section 4.3), the parties shall renegotiate in good faith an adjustment in the royalty rates set forth in this Section 4.2 or, if EpiCept elects, the supply price set forth in the Supply Agreement to restore such minimum aggregate gross profit margin.
(d) Third Party Licenses. EpiCept shall pay all royalties and other payments required to be paid to all Third Parties in respect of the EpiCept Technology, including to all inventors of any of the EpiCept Patents.
4.3 Sales Performance and Other Milestones. MEDA shall pay to EpiCept the following milestone payments within 30 days after the end of the month (or, in the case of milestones (c) and (d), 60 days after the end of the fiscal quarter during which the milestone was attained) in which the first achievement of the following milestones occur:

Milestone Event	Payment
(a) First Commercial Sale of Product in Germany, United Kingdom, France, Spain or Italy	US$	2,000,000
(b) Regulatory Approval by the EMEA of a change in labeling in the “Summary of Product Characteristics” of Products to reflect the removal of the statement “efficacy in patients older than age 60 has not been fully demonstrated” (provided that no similar age-limiting language is required to be added or substituted)	US$	5,000,000
(c) First time that Net Sales of Product in any consecutive twelve month period equals or exceeds US$50,000,000	US$	10,000,000
(d) First time that Net Sales of Product in any consecutive twelve month period equals or exceeds US$100,000,000	US$	20,000,000
Each of the milestone payments set forth in this Section 4.3 shall be payable only one time, for the first achievement of the applicable milestone. In addition, in the event more than one milestone is achieved during a single period, all applicable milestone payments for sales achievements shall be due at the end of such period. For the avoidance of doubt and by way of example, if in a twelve month period, the Net Sales equal US$101,000,000, when Net Sales had never exceeded $50,000,000 in any prior twelve month period, MEDA shall pay to EpiCept US$30,000,000 (US$10,000,000 + US$20,000,000), and if in any succeeding twelve month period, Net Sales equal US$51,000,000, no milestones payments shall be due for such period. No payments made to EpiCept pursuant to this Section 4.3 shall be credited against future royalty payments payable by MEDA to EpiCept under this Agreement.
4.4 Supply Pricing. MEDA shall exclusively purchase Product from EpiCept at a price of *** per vial subject to adjustment as per Exhibit F, and on the terms and conditions set forth therein and in the Supply Agreement to be negotiated in accordance with the provisions of Section 3.5.

5. Payment; Records; Audits.
5.1 Payment; Reports. From and after the First Commercial Sale of a Product in the Territory, MEDA shall furnish to EpiCept a monthly written report for each calendar quarter showing, on a Product-by-Product basis, the Net Sales of Products and the royalties payable under this Agreement with respect to such Products in sufficient detail to permit confirmation of the accuracy of the payment made, including, without limitation and on a country-by-country basis, the gross sales and Net Sales of Products, any applicable royalty reductions permitted by this Agreement, the royalties payable (in U.S. dollars), and the method used to calculate the royalties. Royalty reports and payment of royalties shown to have been accrued by each royalty report shall be due within 60 days after the close of each calendar quarter.
5.2 Exchange Rate; Manner and Place of Payment. All payments to be made by MEDA to EpiCept under this Agreement shall be made in United States dollars by wire transfer in immediately available funds to a bank and account designated in writing by EpiCept, unless otherwise specified in writing by EpiCept. When conversion of amounts received by MEDA in any foreign currency is required or for purposes of calculating Fiscal Net Sales in Section 4.3, such conversion shall be calculated using the rate of exchange that is the commercial rate of exchange for the conversion of local currency to United States dollars as published by the Financial Times, on the last business day immediately prior to the date of payment (or if such journal shall cease to publish currency exchange rates, then the commercial rate of exchange published by another leading financial publication or bank as mutually agreed to in writing by MEDA and EpiCept).
5.3 Income Tax Withholding. EpiCept shall pay any and all taxes levied on account of any payment made to it under this Agreement. If any taxes are required to be withheld by MEDA, MEDA shall (a) deduct such taxes from the payment made to EpiCept, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to EpiCept, including any receipt issued by the taxing authority, and certify its receipt by the taxing authority within 60 days following such payment.

5.4 Audits. During the Term and for a period of three years thereafter, MEDA shall keep, and shall cause its Affiliates to keep, complete and accurate records pertaining to the sale or other disposition of Products in sufficient detail to permit EpiCept to confirm the accuracy of all milestone and royalty payments due hereunder. MEDA shall permit, and cause its Affiliates to permit, EpiCept to cause an independent, certified public accountant reasonably acceptable to MEDA to audit such records of MEDA and its Affiliates to confirm Net Sales, and royalty and milestone payments for a period covering not more than the preceding three years. Such audits may be exercised during normal business hours upon reasonable prior written notice to MEDA, but no more frequently than once per year. No accounting period of MEDA or its Affiliate shall be subject to audit more than one time by EpiCept. Prompt adjustments shall be made by the parties to reflect the results of such audit. EpiCept shall bear the full cost of such audit unless such audit discloses an underpayment by MEDA of more than 5% of the amount of royalty payments due under this Agreement (or discloses the failure by MEDA to make the payment required by milestone (c) or (d) pursuant to Section 4.3), in which case, MEDA shall bear the full cost of such audit and shall promptly remit to EpiCept the amount of any underpayment or non-payment.
5.5 Late Payments. In the event that any payment due under this Agreement is not made when due, the payment shall accrue interest from the date due at the rate of 5% above the U.S. Prime Rate (as published in The Wall Street Journal, Eastern Edition); provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit EpiCept from exercising any other rights it may have as a consequence of the lateness of any payment.
6. Intellectual Property.
6.1 Patent Prosecution and Maintenance. EpiCept shall have the first right to file, prosecute and maintain the EpiCept Patents in the Territory. EpiCept shall keep MEDA reasonably informed as to the filing, prosecution and maintenance of the EpiCept Patents in the Territory. For purposes of this Article 6, filing, prosecution and maintenance of the EpiCept Patents shall be deemed to include, without limitation, filing of applications, the conduct of interferences or oppositions, and/or requests for reexaminations, reissues or extensions of patent terms (including seeking all applicable patent term extensions and market exclusivity rights in connection with the Products). If EpiCept elects to abandon the prosecution and maintenance of any EpiCept Patent in any country in the Territory, EpiCept shall promptly notify MEDA of such election, but in no case later than 60 days prior to any required action relating to the filing, prosecution or maintenance of such patent application or patent. In such event, MEDA shall have the right to assume responsibility for the filing, prosecution and/or maintenance (including seeking all applicable patent term extensions and market exclusivity rights in connection with the Product) of such EpiCept Patents in such country, at its own expense, and MEDA shall keep EpiCept reasonably informed on matters regarding such filing, prosecution and maintenance.
6.2 Cooperation of the Parties. Each party agrees to cooperate fully in the preparation, filing, prosecution and maintenance of the EpiCept Patents pursuant to Section 6.1 and in the obtaining and maintenance of any patent extensions, supplementary protection certificates and the like with respect to EpiCept Patents.

6.3 Infringement by Third Parties. EpiCept and MEDA shall promptly notify the other in writing of any alleged or threatened infringement of any EpiCept Patent of which they become aware. EpiCept shall have the sole right to bring and control any action or proceeding with respect to infringement of any EpiCept Patent outside the Territory at its own expense and by counsel of its own choice. MEDA shall have the first right to bring and control any action or proceeding with respect to infringement of any EpiCept Patent within the Territory at its own expense and by counsel of its own choice, and EpiCept shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If MEDA fails to contact the alleged infringing party or its counsel within 60 days following the notice from EpiCept of alleged infringement or to bring any such action or proceeding within (a) 180 days following the notice of alleged infringement or (b) 30 days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, then EpiCept shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and MEDA shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. In the event a party brings an infringement action in accordance with this Section 6.3, the other party shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or being named as a party. Neither party shall have the right to settle any patent infringement litigation under this Section 6.3 relating to any EpiCept Patent in the Territory without the prior written consent of the other party, which shall not be unreasonably withheld or delayed. Except as otherwise agreed by the parties in connection with a cost-sharing arrangement, any recovery realized as a result of litigation regarding alleged infringement of any EpiCept Patent in the Territory (whether by way of settlement or otherwise), after reimbursement of any litigation expenses of EpiCept and MEDA, shall be retained by the party that brought and controlled such litigation for purposes of this Agreement, except that (a) any recovery realized by MEDA as a result of such litigation, after reimbursement of the parties’ litigation expenses, shall, to the extent attributable to lost sales or lost profits with respect to Products, be treated as Net Sales for purposes of this Agreement and (b) any recovery realized by EpiCept as a result of such litigation, after reimbursement of the parties’ litigation expenses, shall be shared equally with MEDA.
6.4 Infringement of Third Party Rights. Each party shall promptly notify the other in writing of any allegation by a Third Party that the manufacture, use or sale of any Product infringes or may infringe the intellectual property rights of such Third Party. EpiCept shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by EpiCept’s activities at its own expense and by counsel of its own choice, and MEDA shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. MEDA shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by MEDA’s activities at its own expense and by counsel of its own choice, and EpiCept shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Neither party shall have the right to settle any patent infringement litigation under this Section 6.4 in a manner that diminishes the rights or interests of the other party without the written consent of such other party (which shall not be unreasonably withheld). To the extent MEDA incurs any costs defending any such claim or is required to pay any damages or payments to settle any such claim, it may offset 50% of all such costs, damages and payments against all payments payable to EpiCept hereunder up to 50% of the amounts otherwise payable to EpiCept.

7. Representations and Warranties.
7.1 Mutual Representations and Warranties. Each party represents and warrants to the other that: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action; and (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.
7.2 EpiCept. EpiCept represents and warrants to, and covenants with, MEDA as of the Effective Date that:
(a) EpiCept has not granted, and will not grant, to any Third Party or Affiliate any license or other right under the EpiCept Technology and the Ceplene Trademarks to use, sell, have sold, offer for sale, import, register, promote, market, and distribute Ceplene or Product in the Field in the Territory, and EpiCept has not granted, and will not grant, to any Third Party or Affiliate any license or other right under the EpiCept Patents inconsistent with the rights and licenses granted to MEDA herein;
(b) EpiCept is the sole owner of all of the outstanding shares of Maxim Pharmaceuticals, Inc., a Delaware corporation, that owns one or more of the EpiCept Patents and was previously known as Syntello, Inc.;
(c) the EpiCept Patents and Ceplene Trademarks are existing and have been properly registered or filed, and properly maintained, under all applicable laws and, to its knowledge, the issued EpiCept Patents are not invalid or unenforceable;
(d) EpiCept is the sole and exclusive legal, beneficial and record owner of the existing EpiCept Technology (including the Products) and the Ceplene Trademarks, all of which are free and clear of any liens, charges, encumbrances and rights of any Third Party, contingent or otherwise;
(e) EpiCept has the full right, power and authority to (i) grant all of the right, title and interest in the licenses granted to MEDA under this Agreement and (ii) transfer the EpiCept Know-How in accordance with Section 2.3;
(f) to EpiCept’s knowledge, the exploitation of the EpiCept Technology pursuant to the License and the Ceplene Trademarks in the Territory does not infringe any Patent owned by an Third Party;

(g) to EpiCept’s knowledge, there are no pending patent applications of any Third Party that, if issued, would be infringed by the practice of the EpiCept Technology or the Ceplene Trademarks or the development and commercialization of the Products in the Territory;
(h) there is no agreement between EpiCept and any Third Party that precludes MEDA from exploiting the EpiCept Technology or the Ceplene Trademarks in the Territory or requires MEDA to obtain a sublicense that is necessary to exploit the EpiCept Technology or the Ceplene Trademarks;
(i) there are no claims, judgments, orders or settlements against or owed by EpiCept or any Affiliates or, to its knowledge, pending or threatened claims, or litigation, in either case relating to the EpiCept Technology or the Ceplene Trademarks (including any proceedings pending before any Regulatory Authorities);
(j) EpiCept have not have any knowledge that any Third Party is infringing or misappropriating any of the EpiCept Technology or Ceplene Trademarks;
(k) no EpiCept Technology is subject to any funding agreement with any government or governmental agency that would conflict with or preclude the grant to MEDA of the licenses set forth herein;
(l) except for existing royalty obligations to Dr. Hellstrand, previously disclosed to MEDA, there are no royalty, commission or similar obligations on EpiCept applicable to the EpiCept Technology or the Ceplene Trademarks, or any licenses, sublicenses or agreements with Third Parties relating to or involving the EpiCept Technology or the Ceplene Trademarks;
(m) EpiCept is the lawful holder of all existing Regulatory Approvals (other than Pricing and Reimbursement Approvals) and regulatory documentation (including EpiCept Product Registration Data) relating to the Product in the Territory;
(n) The marketing authorization approval (the “MAA”) for the Product in the European Union is in full force and effect and, to the knowledge of EpiCept, the MAA has been duly and validly issued; there is no action or proceeding by any Regulatory Authority pending or, to the knowledge of EpiCept, threatened seeking the revocation or suspension of the MAA;
(o) EpiCept has no knowledge of any facts which furnish any reasonable basis for any inquiries, notice of adverse findings, warning or other regulatory letters or sanctions, or other similar communication from Regulatory Authorities; EpiCept has no knowledge of any misstatements or material omissions relating to the Product in any regulatory submission or other document required to be maintained by applicable laws and the accuracy of its regulatory submissions has not been contested by any Regulatory Authority;

(p) there are no inquiries, investigations, actions or other proceedings pending before or, to the best of EpiCept’s knowledge, threatened by any Regulatory Authority with respect to the Products or any facility where the Product is manufactured; EpiCept has not received any written notice relating thereto; and during the Term, EpiCept shall promptly notify MEDA in writing upon learning of any such actual or threatened investigation, inquiry or proceeding;
(q) EpiCept has disclosed all information in its possession relating to its Post Approval Commitments to MEDA (including all EpiCept Product Registration Data, material correspondence with Regulatory Authorities relating to the Products and protocols for Post Approval Commitments and label extension clinical trials); and
(r) EpiCept has complied with all obligations in respect of the Post-Approval Commitments and, to EpiCept’s knowledge, there are no additional clinical trials other than the Post Approval Commitments that EpiCept is required to perform to obtain and maintain Regulatory Approvals of the Product in the Territory.
7.3 MEDA. During the Term, MEDA represents and warrants that it will not, without the express prior written consent of EpiCept, directly or indirectly, including, without limitation, whether through subsidiaries, joint venture partners, as stockholder, supplier, vendor or customer, develop, use or commercialize any Competing Product in the Territory.
7.4 Disclaimer. Except as expressly set forth in this Agreement, THE EPICEPT TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS PROVIDED BY EPICEPT HEREUNDER ARE PROVIDED “AS IS,” AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN CONNECTION WITH CEPLENE OR THE PRODUCTS.
7.5 Limitation of Liability. Except in the case of breach of Article 8, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; provided, however, that this Section 7.5 shall not be construed to limit either party’s indemnification obligations under Article 10.

8. Confidentiality.
8.1 Confidential Information. Except as otherwise provided herein, each party shall maintain in strict confidence, and shall not use for any purpose or disclose to any Third Party without the disclosing party’s written consent, information disclosed by the other party in writing and marked “Confidential” or that is disclosed orally and confirmed in writing as confidential within 30 days following such disclosure (collectively, “Confidential Information”). Without limiting the foregoing, Confidential Information shall include information relating to the Product and all related developments, products, substances, customer lists, pricing policies, employment records and policies, operational methods, marketing plans and strategies, product development techniques or plans, methods of manufacture, technical processes, designs and design projects, inventions and research programs and trade secrets. Confidential Information shall not include any information that the receiving party can demonstrate by competent evidence: (i) was already known to the receiving party at the time of disclosure hereunder as evidenced by previously-existing written records, or (ii) is now or hereafter becomes publicly known other than through acts or omissions of the receiving party, or (iii) is disclosed to the receiving party on a non-confidential basis by a Third Party under no obligation of confidentiality to the disclosing party or (iv) is independently developed by the receiving party without the use of, reliance on or reference to any Confidential Information disclosed to the receiving party by the disclosing party.
8.2 Permitted Use. Notwithstanding the provisions of Section 8.1 above, each party may disclose Confidential Information of the other party as expressly permitted by this Agreement, or if and to the extent such disclosure is reasonably necessary in the following instances:
(a) enforcing such party’s rights under this Agreement;
(b) prosecuting or defending litigation as permitted by this Agreement;
(c) complying with applicable court orders or governmental regulations;
(d) register or record this Agreement or evidence of this Agreement with the applicable patent authorities;
(e) in the case of MEDA, developing or commercializing the Products in accordance with the License;
(f) facilitate discussions with actual or potential subcontractors and sublicensees in connection with the development and commercialization of Products hereunder provided, in each case, that any such actual or potential subcontractor or sublicensee agrees to be bound by reasonable obligations of confidentiality and non-use;
(g) respond to any request by any Regulatory Authority in connection with any filings or applications for Regulatory Approval of the Licensed Product;
(h) comply with requirements to disclose to applicable stock exchanges; provided, that prior notice of such disclosure shall be provided to the non-disclosing party and reasonable measures, to the extent available and after consultation with the non-disclosing party, shall be taken to assure confidential treatment of such information, including requests for redaction of confidential terms of this Agreement; and
(i) disclosure to Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors, acquirors, merger partners, or potential providers of equity or debt financing and their advisors in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by reasonable obligations of confidentiality and non-use.

Notwithstanding the foregoing, in the event a party is required to make a disclosure of the other party’s Confidential Information pursuant to Section 8.2(b) or Section 8.2(c), it will, except where impracticable, give reasonable advance notice to the other party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.
8.3 Publications. Each party to this Agreement recognizes that the publication of papers regarding results of and other information regarding Products, including oral presentations and abstracts, may be beneficial to both parties provided such publications are subject to reasonable controls to protect Confidential Information. Accordingly, a party shall have the right to review and comment on any material proposed for disclosure or publication by the other party, such as by oral presentation, manuscript or abstract, regarding any Product. Before any such material is submitted for publication, the party proposing publication shall deliver a complete copy to the other party at least 45 days prior to submitting the material to a publisher or initiating any other disclosure. Such other party shall review any such material and give its comments to the party proposing publication within 30 days of the delivery of such material to such other party. With respect to oral presentation materials and abstracts, such other party shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to the party proposing publication with appropriate comments, if any, but in no event later than 30 days from the date of delivery to the non-publishing party. The publishing party shall comply with the other party’s request to delete references to the other party’s Confidential Information in any such material and agrees to delay any submission for publication or other public disclosure for a period of up to an additional 60 days for the purpose of allowing the preparation and filing of appropriate patent applications.
8.4 Publicity. Each of the parties may issue press release, substantially in the form approved by the other party, announcing the execution of this Agreement promptly following the Effective Date. In addition, it is understood that each party may desire or be required to issue subsequent press releases or make disclosures (pursuant to filings with the Securities Exchange Commission, the Stockholm Stock Exchange or otherwise, as applicable) relating to this Agreement or activities hereunder. The parties agree to consult with each other reasonably and in good faith with respect to the text and timing of such press releases or other disclosures prior to the issuance thereof, provided that a party may not unreasonably withhold or delay consent to such releases, and that either party may issue such press releases as it determines, based on advice of counsel, are reasonably necessary to comply with laws or regulations or for appropriate market disclosure. In addition, following the initial press release announcing this Agreement, either party shall be free to disclose, without the other party’s prior written consent, the existence of this Agreement, the identity of the other party and those terms of the Agreement which have already been publicly disclosed in accordance herewith.

9. Term and Termination.
9.1 Term. The initial term of this Agreement shall commence on the Effective Date and, unless earlier terminated pursuant to this Article 9, continue until the 10th anniversary of the Effective Date (the “Initial Term”); provided that, the term of this Agreement will automatically be extended for successive renewal terms of two years in each country within the Territory (each, a “Renewal Term”) unless MEDA gives written notice of non-renewal on a country by country basis at least six months before the expiration of the Initial Term or the then-current Renewal Term. The Initial Term and any Renewal Term(s) shall collectively constitute the “Term”.
9.2 Termination by Mutual Agreement. The parties shall have the right to terminate this Agreement at any time upon mutual written agreement.
9.3 Termination by Meda. MEDA shall have the right to terminate this Agreement at any time upon 6 months prior written notice.
9.4 Termination for Cause. Either EpiCept or MEDA shall have the right to terminate this Agreement as follows:
(a) If at any time a party shall (i) file in any court or agency pursuant to any statute or regulation, a petition in bankruptcy or insolvency or for reorganization of the party or its assets, (ii) propose a written agreement of composition or extension of its debts, (iii) be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within 60 days after the filing thereof, (iv) liquidate, dissolve, or otherwise cease business operations, or (v) make an assignment for the benefit of creditors, the other party shall have the right to terminate this Agreement by providing written notice thereof.
(b) Either party may terminate this Agreement upon 60 days’ prior written notice if the other party breaches any of its material duties and obligations under this Agreement, and the breaching party has not remedied the breach within 60 days after receipt of such notice; provided, however, that in the case of the breach of any of MEDA’s payment obligations hereunder, then the notice period for such breach shall be 45 days. In respect of any such uncured breach by MEDA that arises out of and affects only one or more countries (as opposed to a general, non-country specific breach of MEDA’s obligations under this Agreement, including but not limited to its royalty and milestone payment obligations under Article 4), EpiCept’s termination rights under this Section 9.4(b) shall be limited to termination on a country-by-country basis of MEDA’s rights to such countries.

9.5 Effects of Termination.
(a) Upon the termination or expiration of this Agreement, (i) all licenses granted under the terms of this Agreement in respect of the affected countries shall automatically terminate and revert to EpiCept, (ii) to the extent MEDA then holds assignable Regulatory Approvals in the affected countries, MEDA shall assign to EpiCept all of MEDA’s rights in respect of such Regulatory Approvals and (iii) MEDA shall license to EpiCept on a perpetual, exclusive, royalty-free basis the right to use the MEDA Improvements and the Joint Improvements to develop and commercialize Products in the affected countries.
(b) In the event this Agreement is terminated in any country for any reason after the Regulatory Approval of the Product in the Territory, MEDA and its Affiliates shall have the right to sell or otherwise dispose in such country Products then held in inventory by MEDA and its Affiliates, all subject to the payment to EpiCept of all amounts due pursuant to Article 4 hereof.
(c) Within 30 days following the expiration or termination of this Agreement in all countries for any reason (except termination for cause by MEDA under Section 9.4), and except as set forth in Section 9.5(b), EpiCept shall promptly return to MEDA all Confidential Information of MEDA provided to EpiCept hereunder, and MEDA shall: (i) return to EpiCept all Confidential Information of EpiCept and all EpiCept Technology provided by EpiCept to MEDA hereunder and that is in MEDA’s or its Affiliates’ possession, including any and all documentation and other tangible embodiments thereof, except that MEDA may retain one archival copy of the EpiCept’s Confidential Information solely for purposes of monitoring compliance with its surviving obligations hereunder and complying with applicable law; (ii) transfer to EpiCept all data and information generated under this Agreement and in the possession of MEDA or its Affiliates relating to Ceplene or Products (to the extent not previously disclosed to EpiCept); (iii) transfer and assign to EpiCept all of its right, title and interest in and to all Pricing and Reimbursement Approvals (including applications therefor) to the extent permitted by applicable laws; (iv) license to EpiCept on a perpetual, exclusive, royalty-free basis the right to use the MEDA Improvements and the Joint Improvements to develop and commercialize Products in the Territory and (v) take such other actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights to EpiCept under this the preceding clauses (iii) and (iv).
(d) Without limiting MEDA’s rights under Section 9.4, MEDA may elect, in lieu of termination of the Agreement, to continue to exploit Products in the Territory pursuant to the License; provided, that MEDA provides EpiCept with 60 days written notice specifying the material breach and stating its intent to continue to exploit the Products. If EpiCept fails to cure such breach during such notice period, (i) all amounts otherwise payable thereafter by Meda shall be reduced by 50%; (ii) the JCC shall be dissolved; (iii) EpiCept shall transfer to MEDA all of its right, title and interest in and to all Regulatory Approvals, drug dossiers and master files with respect to Ceplene or any Product in the Territory, including any and all documentation relating thereto to the extent permitted by applicable laws; and (iv) take such other actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights to MEDA under the preceding clause (iii).
(e) Neither termination nor expiration of this Agreement shall relieve the parties of any obligation accruing prior to such expiration or termination, including any such payment obligation under Article 4. Without limiting the foregoing and in addition to any provisions specified in this Agreement as surviving under the applicable circumstances, the obligations and rights of the parties under Sections 2.4(c), 6.4, 7.4, 7.5 and 9.5 and Articles  5, 8, 10, 11 and 12 (and, to the extent required to give effect to the foregoing, Article 1) shall survive termination or expiration of this Agreement.

(f) All rights and licenses granted under or pursuant to this Agreement by EpiCept are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. MEDA, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. In the event of the commencement of a bankruptcy proceeding by or against EpiCept under the U.S. Bankruptcy Code, MEDA shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in its possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon MEDA’s written request therefor, unless EpiCept elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under (a) above, following the rejection of this Agreement by or on behalf of EpiCept upon written request therefor by MEDA.
10. Indemnification.
10.1 MEDA. MEDA shall defend and indemnify EpiCept and its Affiliates and their respective directors, officers, employees and agents (each, an “EpiCept Indemnitee”) against any and all claims, suits, actions, demands, liabilities, expenses and/or loss, including reasonable legal expense and attorneys’ fees, (collectively, “Losses”) to which any EpiCept Indemnitee becomes subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of:
(i) except to the extent provided in Section 10.2(iii), the development, use, handling, storage, sale or other disposition of Ceplene or Product by MEDA or any of its Affiliates or distributors,
(ii) the breach by MEDA of any warranty, representation, covenant or agreement made by MEDA in this Agreement,
(iii) the gross negligence or willful misconduct of any MEDA Indemnitee (defined below); except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of any EpiCept Indemnitee or the breach by EpiCept of any warranty, representation, covenant or agreement made by EpiCept in this Agreement, or
(iv) all other claims arising out of the failure by MEDA to comply with any legal or other requirements in respect of the Regulatory Approvals in those countries in the Territory for which it is the MAH (including any failure to warn) or of the Pricing and Reimbursement Approvals.

10.2 EpiCept. EpiCept shall defend and indemnify MEDA and its Affiliates and distributors and their respective directors, officers, employees and agents (each, a “MEDA Indemnitee”) against any and all Losses to which any MEDA Indemnitee becomes subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of:
(i) the breach by EpiCept of any warranty, representation, covenant or agreement made by EpiCept in this Agreement,
(ii) the development, use, manufacture, commercialization, handling, storage, supply or other disposition of Products outside the Territory;
(iii) the manufacture of the Product by or for EpiCept and its Affiliates, acts or omissions of EpiCept or its contractors in the development of the Product or the failure by EpiCept to comply with any legal or other requirements in respect of the Regulatory Approvals for which it is the MAH (including the failure to warn),
(iv) the IDIS Arrangement, including all payments and other obligations to IDIS Ltd. and all claims arising out of the use of the Products distributed under the IDIS Arrangement; or
(v) gross negligence or willful misconduct of any EpiCept Indemnitee; except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of any MEDA Indemnitee or the breach by MEDA of any warranty, representation, covenant or agreement made by MEDA in this Agreement.
10.3 Procedure. In the event a party (the “Indemnified Party”) seeks indemnification under Section 10.1 or 10.2, as applicable, it shall inform the other party (the “Indemnifying Party”) of a claim as soon as reasonably practicable after it receives notice of the claim (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a claim as provided in this Section 10.3 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually damaged as a result of such failure to give notice), shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration) using counsel reasonably satisfactory to the Indemnified Party, and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim. If the Indemnifying Party does not assume control of such defense within 15 days after receiving notice of the claim from the Indemnified Party, the Indemnified Party shall control such defense and, without limiting the Indemnifying Party’s indemnification obligations, the Indemnifying Party shall reimburse the Indemnified Party for all reasonable costs, including reasonable attorney fees, incurred by the Indemnified Party in defending itself within 30 days after receipt of any invoice therefore from the Indemnified Party. The party not controlling such defense may participate therein at its own expense. The party controlling such defense shall keep the other party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto, that imposes any liability or obligation on the Indemnified Party or that acknowledges fault by the Indemnified Party, in each case without the prior written consent of the Indemnified Party.

10.4 Insurance. During the Term and for a period of three years after the expiration or termination of this Agreement, each party shall maintain comprehensive general liability insurance, including, without limitation, product liability and completed operations liability insurance, in amounts that are commercially reasonable in light of such party’s activities under this Agreement and sufficient to cover such party’s obligations hereunder. It is understood that such insurance shall not be construed to limit either party’s indemnification obligations under this Article 10. Such insurance shall be placed with a reputable insurance carrier. At a party’s reasonable request, the other party shall furnish a certificate of insurance to the requesting party evidencing the foregoing insurance coverage.
11. Dispute Resolution.
11.1 Dispute Resolution. Any dispute arising under or relating to the parties rights and obligations under this Agreement will be referred to the Chief Executive Officer of EpiCept and the [Chief Operating Officer] of MEDA for resolution (the “Authorized Officers”). Each Authorized Officer shall appoint two additional authorized representatives of such party to serve as a member of a Dispute Resolution Committee (the “DRC”). In the event of a dispute, the DRC shall meet and attempt, in good faith, to resolve such dispute. If the DRC is unable to resolve such dispute within 30 days of such dispute being referred to them, then, upon the written request of either party to the other party, the dispute shall be subject to arbitration, as provided in Section 11.2.
11.2 Arbitration.
(a) Claims. Any claim, dispute, or controversy of whatever nature arising out of or relating to this Agreement that is not resolved pursuant to Section 11.1 within the required 30-day period, including without limitation, any action or claim based on tort, contract, or statute, or concerning the interpretation, effect, termination, validity, performance and/or breach of this Agreement (“Claim”), shall be resolved by final and binding arbitration before a panel of three neutral experts with relevant industry experience. The arbitration proceeding shall be administered by the American Arbitration Association (the “AAA”) in accordance with its then existing International Arbitration Rules, and the panel of arbitrators shall be selected in accordance with such rules. The arbitration shall be conducted in English, and shall be held in New York, New York, USA.
(b) Arbitrators’ Award. The arbitrators shall, within 15 days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The decision or award rendered by the arbitrators shall be final and non-appealable, and judgment may be entered upon it in any court of competent jurisdiction. The arbitrators shall be authorized to award compensatory damages, but shall NOT be authorized (i) to award non-economic damages, (ii) to award punitive damages, or (iii) to reform, modify or materially change this Agreement or any other agreements contemplated hereunder; provided, however, that the damage limitations described in parts (i) and (ii) of this sentence will not apply if such damages are statutorily imposed.

(c) Costs. Each party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators; provided, however, the arbitrators shall be authorized to determine whether a party is the prevailing party, and at their discretion, to award to that prevailing party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges and travel expenses), and/or the reasonable fees and costs of the AAA and the arbitrators.
11.3 Court Actions. Nothing contained in this Agreement shall deny either party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, including without limitation relating to the violation of the confidentiality provisions of Article 8 hereof, and such an action may be filed and maintained notwithstanding any ongoing arbitration proceeding. In addition, either party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope, enforceability, infringement or other violations of Patents or other intellectual property rights, and no such matter shall be subject to arbitration pursuant to Section 11.2.
11.4 Continued Performance. The parties agree to continue performing under the Agreement in accordance with its provisions, pending the final resolution of any dispute, and without limiting the foregoing, shall continue to cooperate and participate in the JCC and the DRC as provided for in this Agreement.
12. Miscellaneous.
12.1 Governing Law. This Agreement and any disputes, claims, or actions related thereto shall be governed by and construed in accordance with the laws of the State of New York, USA, without regard to the conflicts of laws provisions thereof with the exceptions. of Sections 5-1401 and 5-1402 of the New York General Obligations Law.
12.2 Entire Agreement; Amendment. This Agreement, including the Exhibits hereto, is both a final expression of the parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement and the Supply Agreement supersede all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the parties to this Agreement.
12.3 Relationship Between the Parties. The parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the parties. Neither party is a legal representative of the other party, and neither party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other party for any purpose whatsoever.

12.4 Non-Waiver. The failure of a party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such party.
12.5 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party (which consent shall not be unreasonably withheld; it being agreed that it shall not be deemed unreasonable for a party to withhold consent to an assignment if a transferee fails to demonstrate to such party’s reasonable satisfaction that it has similar or greater financial wherewithal and experience as the transferring party in order to be able to fulfill the obligations of the party seeking to transfer its rights under this Agreement); provided, however, that either party may assign this Agreement and its rights and obligations hereunder without the other party’s consent (a) to an Affiliate, provided that the assigning party shall remain liable and responsible to the non-assigning party hereto for the performance and observance of all such duties and obligations by such Affiliate or (b) to a Third Party purchaser of all or substantially all of the assigning party’s assets. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties, and the name of a party appearing herein will be deemed to include the name of such party’s successors and permitted assigns to the extent necessary to carry out the intent of this section. Any assignment not in accordance with this Agreement shall be void.
12.6 No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it and their permitted successors and assigns.
12.7 Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

12.8 Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier or facsimile confirmed thereafter by any of the foregoing, to the party to be notified at its address(es) given below, or at any address such party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) the date of actual receipt; (b) if mailed, five days after the date of postmark; or (c) if delivered by express courier, the next business day the courier regularly makes deliveries in the country of the recipient.

If to MEDA:	MEDA AB
Box 906
SE-170 09
Solna, Sweden
Attention: Anders Lönner, CEO
Telephone: +46 630 19 00
Facsimile: +46 8 630 19 19

If to EpiCept:	EpiCept Corporation
777 Old Saw Mill Road
Tarrytown, NY 10591
USA
Attention: Jack Talley
Telephone: +1-914-606-3500
Facsimile: +1-914-606-3501
12.9 Force Majeure. Each party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such party’s reasonable control including but not limited to Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, acts of terrorism, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the party has not caused such event(s) to occur. Notice of a party’s failure or delay in performance due to force majeure must be given to the other party within 10 days after its occurrence or as soon as reasonably practical thereafter. All delivery and payment dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. The party seeking relief under this Section 12.9 shall use reasonable efforts to prevent and mitigate the effect of any such force majeure event; provided, that in no event shall any party be required to prevent or settle any labor disturbance or dispute.

12.10 Interpretation. The headings of clauses contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders and the neuter. Unless otherwise specified, references in this Agreement to any Article, Section, subsection or subparagraph shall include all Sections, subsections and subparagraphs of any such Article or all subsections and subparagraphs of any such Section, subsection or subparagraph, as applicable. All references to days in this Agreement shall mean calendar days, unless otherwise specified. Whenever any provision of this Agreement uses the term “including” (or “includes”), such term shall be deemed to mean “including without limitation” and “including but not limited to.” The word “or” shall be construed to have the same meaning and effect as “and/or”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein). Any reference to any laws herein shall be construed as referring to any law, statute, rule, regulation, ordinance or other pronouncement having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign, as they from time to time may be enacted, repealed or amended. The words “herein”, “hereof”, “hereunder” and words of similar import shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either party, irrespective of which party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the parties regarding this Agreement shall be in the English language.
12.11 Further Assurances. Each party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
12.12 Counterparts. This Agreement may be executed in counterparts, including by transmission of facsimile or PDF copies of signature pages to the parties or their representative legal counsel, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.
[Remainder of this page intentionally left blank.]

In Witness Whereof, the parties hereto have duly executed this License and Supply Agreement as of the Effective Date.

EpiCept Corporation		MEDA AB

By:		By:

	Name: Jack Talley		Name: Anders Lönner
	Title: President and CEO		Title: CEO

EpiCept GmbH

By:
Name: Jack Talley
Title: CEO

Exhibit A
EpiCept Patents
I. Europe

Description	Number	Country	Filing Date	Issued Date

Anti-tumor Preparation Comprising Interleukin-2 and Histamine Analogs Thereof or H2-Receptor Agonists	EP493,468	Austria, Belgium, Switzerland, Germany, Denmark, Spain, France, Great Britain, Italy, Luxemburg, Netherlands, Norway, Sweden	9/19/90	4/17/96

Synthesis of Histamine Dihydrochloride	EP1140857	Austria, Belgium, Cyprus, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, Monaco, Netherlands, Portugal, Spain, Sweden, Switzerland, UK	12/20/99	7/2/08

Use of histamine dichloride for the treatment of AML	EP921811	Austria, Belgium, Switzerland, Germany, Denmark, Spain, Finland, France, UK, Greece, Ireland, Italy, Lichtenstein, Luxembourg, Monaco, Netherlands, Portugal, Sweden	[to be provided by EpiCept]	[to be provided by EpiCept]

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II. Other Countries

Description	Number	Country	Filing Date	Issued Date

Anti-tumor Preparation Comprising Interleukin-2 and Histamine Analogs Thereof or H2-Receptor Agonists	640954	Australia	9/19/90	1/25/94
“	2845622	Japan	9/19/90	10/30/98
“	195392	Korea	3/19/92	2/11/99
Synthesis of Histamine Dihydrochloride	ZL9981490.3	China	12/20/99	6/30/04
“	4139082	Japan	12/20/99	6/13/08
“	I243166	Taiwan	12/23/99	11/11/05
“	205849	India	12/20/99	6/13/07
“	763523	Australia	12/20/99	11/06/03
“	512935	New Zealand	12/20/99	6/13/98
Use of histamine dichloride for the treatment of AML	[to be provided by EpiCept]

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Exhibit B

EpiCept’s Post Approval Commitments
EXHIBIT 2 — CONFIDENTIAL July 24, 2008
***

3

***

4

Exhibit C

Territory

Europe
Albania	Liechtenstein
Andorra	Lithuania
Austria	Luxembourg
Belarus	Malta
Belgium	Moldova
Bosnia-Herzegovina	Monaco
Bulgaria	Montenegro
Croatia	Norway
Cyprus	Poland
Czech Republic	Portugal
Denmark	Romania
Estonia	Russia
Finland	San Marino
Former Yugoslav Republic of Macedonia	Serbia Slovakia
France	Slovenia
Germany	Spain
Greece	Sweden
Hungary	Switzerland
Iceland	The Netherlands
Ireland	The United Kingdom
Italy	Turkey
Latvia	Ukraine Vatican City

Other Countries
Australia	Japan
Georgia	Kuwait
Hong Kong	Malaysia
India	New Zealand
Indonesia	Oman
People’s Republic of China	Pakistan
Philippines
Qater
Republic of China (Taiwan)
Saudi Arabia
Singapore
South Korea
Thailand
United Arab Emirates

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Exhibit D
CEPLENE TRADEMARKS

								Renewal
Mark	Country	Status	Class	Applic No	File Date	Reg No	Reg Date	Date
CEPLENE	AU	Registered	5	858297	23-Nov-00	858297	17-May-01	23-Nov-10
CEPLENE	CH	Registered	5	13973/2000	23-Nov-00	483420	04-Apr-01	23-Nov-10
CEPLENE	CN	Registered	5	2001045526	28-Mar-01	1760656	07-May-02	06-May-12
CEPLENE	EU	Registered	5	1965656	22-Nov-00	1965656	22-May-02	22-Nov-10
CEPLENE	IL	Renewed	5	144206	26-Nov-00	144206	05-Feb-02	26-Nov-21
CEPLENE	JP	Registered	5	21001-029763	30-Mar-01	4671668	16-May-03	16-May-13
CEPLENE	LI	Registered	5	13015	08-Oct-03	13015	13-Jan-04	08-Oct-13
CEPLENE	NO	Registered	5	2003309400	07-Oct-03	224104	01-Sep-04	01-Sep-14
CEPLENE	NZ	Renewed	5	627694	29-Sep-00	627694	24-May-01	29-Sep-17

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Exhibit E
Expanded Indication Studies
EPC2008-02— An Open-Label, Multicenter Study of the Effects of Remission Maintenance Therapy with Ceplene® (Histamine Dihydrochloride), Given in Conjunction with Low Dose Interleukin-2 (IL-2, ProleukinÒ), on Immune Response and Minimal Residual Disease (MRD) in Adult Patients with Acute Myeloid Leukemia (AML) in First Complete Remission (CR1)
A Phase I/II study on combination of immunomodulatory (histamine and low-dose interleukin-2) and tyrosine kinase inhibitor therapy for eradication of minimal residual disease in adult patients with chronic myeloid leukemia

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Exhibit F
SUPPLY TERMS
for
PRODUCT SUPPLY

Finished Product	0.5mg/0.5ml Ceplene in a sealed 2ml vial, labeled, packaged and released according to the specifications approved by the parties, rules and regulations in the different countries in the Territory.

Finished Product Supply	EpiCept will supply such quantities of Finished Product as may be ordered by Meda for sale in the Territory. The Finished Product delivered by EpiCept shall be fully compliant, packaged, labelled and released. MEDA shall import the Product exclusively from EpiCept and EpiCept shall supply all requirements for Product to MEDA for sale in the Territory.

Subcontractors	EpiCept may use Third Party contract manufacturers so long as such manufacturers are otherwise competent and reliable and such manufacturers and their facilities comply with all cGMP requirements and are approved by the applicable Regulatory Authorities to manufacture the Finished Product.

Failure to Supply	EpiCept will maintain sufficient manufacturing capacity to meet the worldwide forecasted demand for such the Products. If EpiCept becomes unable to supply the worldwide quantities of Finished Products ordered or forecasted by Meda and EpiCept, then available Finished Product shall be allocated to the parties in proportion to then outstanding orders and forecasts.

Purchase Price	The purchase price (the “Purchase Price”) for the Finished Product will be an amount equal to *** per vial. Commencing ***, the Purchase Price shall be subject to an annual adjustment to reflect changes in the costs of labor and raw materials. Except to the extent attributable to changes in the quantities forecasted by Meda, the Purchase Price shall not be so adjusted in any year by more than the percentage changes in an applicable producer price index.

8

Payments	EpiCept will submit invoices upon each shipment. Meda will pay all invoices, plus all proper taxes, freight and other transportation charges stated thereon, within 45 days after its receipt.

Forecasts	Prior to the first day of each month (M1), Meda shall provide rolling forecasts of its requirements of the Finished Product for the *** following the second month after the date of each forecast (M3-M26). The *** of each forecast (M3-M5) shall be binding orders and shall specify the monthly quantity of Finished Product. Meda must later submit binding orders for *** of the quantity forecasted for months M6-M8. EpiCept shall not be obligated to supply *** of the quantities forecasted for months M6-M8. The Parties shall mutually agree upon supply quantities and delivery times for the initial orders during *** after launch of the Product. EpiCept shall maintain an adequate inventory of Finished Product to ensure a safety stock of ***.

Delivery	All Finished Products will be delivered Ex Works (INCOTERMS 2000) at the place of manufacture in Bolton, England. Finished Product shall be delivered with a remaining shelf life of ***. Except to the extent attributable to causes beyond the control of EpiCept and its subcontractors, the Purchase Price for Finished Product that is delivered more than a week later than its scheduled delivery date shall be reduced by ***.

Quality	EpiCept shall be responsible for manufacturing the Finished Product according to all applicable laws, cGMP guidelines and rules, the approved specifications and the requirements of the marketing authorization for the Product. The Finished Product will be released in accordance with all applicable regulatory requirements and mutually acceptable release specifications. A Certificate of Analysis will accompany each batch of Finished Product. If Meda provides prompt written notice that any Finished Product does not conform to any such requirements, EpiCept will, at Meda’s option, replace the non-conforming Finished Product or refund the applicable Finished Product Purchase Price. An independent testing laboratory will resolve all disputes regarding the quality of the Finished Product.

9

Recalls	If the Finished Product should be recalled, the parties will take all appropriate corrective actions. *** will be responsible for all recall costs to the extent resulting from a breach of the foregoing quality requirements and this Agreement or the Supply Agreement. The parties will fully cooperate and provide all reasonable assistance in conducting any recall.

Inspections Rights; Records	EpiCept shall grant to Meda’s quality assurance and quality control personnel, upon reasonable notice, access to its and its subcontractors facilities and related documentation for the purpose of routine GMP audits. EpiCept shall (a) participate and cooperate with such Meda representatives, and (b) take corrective action in a timely manner as may be reasonably required to comply with cGMP requirements. Upon reasonable prior notice, EpiCept shall permit Meda to review periodically EpiCept’s quality control procedures and records to assure satisfaction of the appropriate quality requirements. If any of the facilities in which the Finished Product is manufactured are the subject of an inspection by any Regulatory Authority, EpiCept shall notify Meda, allow Meda to participate in such inspection and shall provide Meda a summary of any deficiencies identified by such Regulatory Authority.

EpiCept shall maintain reference samples, all batch and other manufacturing and analytical records, all records of shipments of the Finished Products and all validation data relating to the Finished Products for the time periods required by applicable laws and shall make such data available to Meda upon its reasonable request.

Labels	All Finished Products will be shipped in final package form with all applicable packaging labels, including all package inserts.

Term	TBD, but not longer than the Term

Backup Supply	TBD: the parties shall discuss and include in the Supply Agreement provisions granting Meda the right to qualify alternative suppliers to satisfy any demand for the Finished Product that is not supplied by EpiCept in a timely manner in circumstances where EpiCept has repeatedly failed to assure adequate or timely supply after reasonable opportunities to cure; such provisions shall include appropriate transfer and license of manufacturing and quality control know how

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